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Exhibit 99(b)

J.P. MORGAN SECURITIES INC. 270 Park Avenue New York, New York 10017	DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	DEUTSCHE BANK TRUST COMPANY AMERICAS 60 Wall Street New York, New York 10005

November 27, 2006

Project Alloy
$445,000,000 Senior Secured Term Facilities
$150,000,000 Senior Secured Revolving Facility
$60,000,000 Senior Secured Synthetic Letter of Credit Facility
Commitment Letter

Argon Acquisition Corp.
c/o Asahi Tec Corporation
547-1 Horinouchi, Kikugawa City
Shizuoka 439-8651, Japan
Attention: Akira Nakamura, President and Chief Executive Officer

Ladies and Gentlemen:

        You have advised J.P. Morgan Securities Inc. ("JPMorgan"), JPMorgan Chase Bank, N.A. ("JPMCB"), Citigroup Global Markets Inc., acting for itself and on behalf of Citicorp North America, Inc., Citibank, N.A., Citicorp USA, Inc. and any of their affiliates (collective, "Citigroup"), Deutsche Bank Securities Inc. ("DBSI") and Deutsche Bank Trust Company Americas ("DBTCA"; together with JPMorgan, JPMCB, Citigroup and DBSI, the "Commitment Parties") that Asahi Tec Corporation intends to acquire the Target and consummate the other transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in said paragraph.

        JPMorgan and Citigroup are pleased to advise you that they are willing to act as the sole joint lead arrangers (with JPMorgan as the lead left arranger) for the Term Facilities and the Synthetic L/C Facility, and JPMorgan, Citigroup and DBSI are pleased to advise you that they are willing to act as sole joint bookrunners for the Term Facilities and the Synthetic L/C Facility. In addition, DBSI and JPMorgan are pleased to advise you that they are willing to act as the sole joint lead arrangers (with DBSI as the lead left arranger) for the Revolving Facility, and DBSI, JPMorgan and Citigroup are pleased to advise you that they are willing to act as sole joint bookrunners for the Revolving Facility. Furthermore, each of JPMCB, Citigroup and DBTCA (collectively, the "Initial Lenders") is pleased to advise you of its several, but not joint, commitment to provide 33?% of the aggregate principal amount of each of the Credit Facilities. This Commitment Letter, the Summaries of Terms and Conditions attached as Exhibits A, B and C hereto (the "Term Sheets") set forth the principal terms and conditions on and subject to which the Initial Lenders are willing to make available the Credit Facilities.

        It is agreed that JPMorgan and Citigroup will act as the sole joint lead arrangers (with JPMorgan as the lead left arranger) in respect of the Term Facilities and the Synthetic L/C Facility and that DBSI and JPMorgan will act as the sole joint lead arrangers (with DBSI as the lead left arranger) in respect of the Revolving Facility (collectively, in such capacities, the "Arrangers"). It is further agreed that JPMorgan, Citigroup and DBSI will act as sole joint bookrunners for the Term Facilities and the Synthetic L/C Facility and that DBSI, JPMorgan and Citigroup will act as sole joint bookrunners for the Revolving Facility, that JPMCB will act as the sole and exclusive administrative agent in respect of the Term Facilities and the Synthetic L/C Facility and as sole and exclusive syndication agent in respect of the Revolving Facility, that DBTCA will act as sole and exclusive administrative agent in respect of the Revolving Facility and sole and exclusive documentation agent in respect of the Term Facilities and the Synthetic L/C Facility and that an affiliate of Citigroup will act as sole and exclusive syndication agent in respect of the Term Facilities and the Synthetic L/C Facility and as sole and exclusive documentation agent in respect of the Revolving Facility. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Credit Facilities without the consent of the Arrangers (such consent not to be unreasonably withheld).

        The Arrangers intend to syndicate the Credit Facilities to a group of lenders reasonably acceptable to MergerCo (together with the Initial Lenders, the "Lenders"). You understand that the Term Facilities and the Synthetic L/C Facility on the one hand and the Revolving Facility on the other hand may be separately syndicated and that the Arrangers intend to commence syndication efforts promptly, and you agree to take all actions that the Arrangers may reasonably request to assist us in completing a syndication reasonably satisfactory to you and us, provided that the Commitment Parties acknowledge and agree that our commitments hereunder are not conditioned upon a successful syndication. Your assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing banking relationships of the Sponsor, Asahi and the Target, (b) direct contact between senior management and advisors of the Sponsor and Asahi and the proposed Lenders, and your using commercially reasonable efforts to cause direct contact between senior management of the Target and the proposed Lenders, in each case at such places and times as we may reasonably request, (c) as set forth in the next paragraph, assistance from the Sponsor and Asahi, and your using commercially reasonable efforts to cause the Target to assist, in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheets, the "Information Materials"), (d) the hosting, with us and senior management of the Sponsor and Asahi of, and your using commercially reasonable efforts to make senior management of the Target available for, one or more meetings of prospective Lenders at such places and times as we may reasonably request and (e) your using commercially reasonable efforts to obtain, at least 20 business days prior to the Closing Date, ratings for the Borrower as well as for the Term Facilities and the Synthetic L/C Facility from both Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("S&P").

        You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the "Public-Side Version") to be used by prospective Lenders' public-side employees and representatives ("Public-Siders") who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to Asahi, the Target, their respective affiliates and any of their respective securities ("MNPI") and who may be engaged in investment and other market related activities with respect to any such entity's securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender's employees willing to receive MNPI ("Private-Siders") and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

        You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless MergerCo advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocations, if any, and funding and closing memoranda) that do not contain any MNPI, (b) notification of changes in the terms of the Credit Facilities and (c) publicly

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available filings made by the Target after the date hereof with the Securities and Exchange Commission. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

        You hereby authorize the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

        The Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions (which shall be reasonably acceptable to you) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In their capacity as Arrangers, JPMorgan, Citigroup and DBSI will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, you acknowledge and agree that, as Arrangers, JPMorgan, Citigroup and DBSI are not advising the Sponsor, Asahi or MergerCo as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Sponsor, Asahi and MergerCo shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers shall have no responsibility or liability to the Sponsor, Asahi or MergerCo with respect thereto.

        To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (or, in the case of information relating to the Target and its subsidiaries, use commercially reasonable efforts to prepare and provide) to the Commitment Parties all information with respect to the Target and its subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to any Commitment Party by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) the Projections that have been or will be made available to any Commitment Party by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time they were made, it being understood that projections are, by their nature, inherently uncertain and actual results may vary materially from the Projections. You understand that in arranging and syndicating the Credit Facilities the Commitment Parties may use and rely on the Information and Projections without independent verification thereof.

        MergerCo agrees that, until the earlier of (a) the termination of the syndication of the Credit Facilities (as determined by the Arrangers) and (b) the Closing Date, it will ensure that there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of MergerCo or its subsidiaries (and with respect to Asahi and its other subsidiaries, will consult with us with respect to any of the foregoing by them) without the prior written consent of the Arrangers (which consent shall not be unreasonably withheld) if such offering, placement or arrangement would have, in the reasonable judgment of the Arrangers, a detrimental effect upon the syndication of the Credit Facilities.

        As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

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        Each Commitment Party's commitments and agreements hereunder are subject to:

          (a)   during the period from January 1, 2006 to the date hereof, except as set forth in the Company Disclosure Letter (as defined in the Transaction Agreement) dated as of and as in effect on August 31, 2006, and as supplemented as of the date hereof, the absence of any event, change, effect, development or state of facts that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect (as defined below), and since the date hereof, the absence of any event, change, effect, development or state of facts that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect;

          (b)   the Information Materials having been completed not less than 20 business days prior to the Closing Date;

          (c)   the closing of the Credit Facilities on or before March 15, 2007; and

          (d)   the other conditions set forth in the Term Sheets. The terms of the commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheets. Those matters that are not covered by the provisions hereof and of the Term Sheets shall be consistent with the applicable Term Sheet and are subject to the approval and agreement of the Commitment Parties and MergerCo, it being agreed that there shall be no conditions to closing or the initial funding of the Credit Facilities other than those expressly set forth in this Commitment Letter and the Term Sheets.

        For purposes of the foregoing, a "Material Adverse Effect" means (a) a material adverse effect on the business, assets, financial condition or results of operations of the Target and its subsidiaries, taken as a whole except, in each case, to the extent arising or resulting from, or caused or attributable to, any of the following, individually or taken together: (i) general U.S., Japanese or global economic, political or market conditions to the extent not materially disproportionately affecting the Target and its subsidiaries, taken as whole, relative to other automotive industry participants in the Target's geographic area, (ii) changes in applicable generally accepted accounting principles or Law (as defined in the Transaction Agreement), (iii) the public announcement of the Transactions (as defined in the Transaction Agreement), the consummation of the Transactions or the execution of the Transaction Agreements (as defined in the Transaction Agreement) or (iv) acts of terrorism or war to the extent not materially disproportionately affecting the Target and its subsidiaries, taken as whole, relative to other automotive industry participants in the Target's geographic area, (b) a material adverse effect on the ability of the Target to perform its obligations under the Transaction Agreement or the other Transaction Agreements to which it is a party or (c) a material adverse effect on the ability of the Target to consummate the Transactions or the TM Distribution (as defined in the Transaction Agreement).

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        You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person for all related reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of a single counsel for the indemnified persons, provided that additional counsel may be retained in the event of conflict or separate defenses) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) upon the Closing Date (if the Closing Date occurs), to reimburse each Commitment Party and its affiliates for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of a single counsel (and appropriate local counsel) for the Commitment Parties and their affiliates) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof, provided that, notwithstanding the foregoing, you agree to reimburse each Commitment Party and its affiliates promptly upon termination of this Commitment Letter in accordance with its terms for all reasonable fees and expenses of FTI Consulting, Inc. and Hilco Appraisal Services, LLC with respect to field examinations, audits and appraisals performed by such parties in respect of the Revolving Facility, in each case whether or not the Transaction is consummated or definitive credit documentation is executed. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

        You acknowledge that each Commitment Party and its affiliates (the term "Commitment Party" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Arranger is a full service securities firm and may from time to time effect transactions, for its own or its affiliates' account or the account of customers, and hold positions in loans, securities or options on loans or securities of Asahi, MergerCo and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

        Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

        This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party, such consent not to be unreasonably withheld in connection with any assignment to an affiliate of MergerCo (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

        This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. MergerCo consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets, the transactions contemplated hereby or the performance of services hereunder.

        This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to the officers, directors, employees, accountants, attorneys and other agents and advisors of the Sponsor, Asahi, and MergerCo and, on a confidential and "need to know" basis in connection with the Transaction, those of their affiliates, the Target and the sellers of the Target (except that, unless otherwise consented to by the Arrangers, the Fee Letter may only be disclosed to the Target and the sellers with appropriate redactions, in each case reasonably satisfactory to the Arrangers, to delete all fee amounts), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, including applicable securities laws, rules or regulations, or the applicable rules of any securities exchange, (c) upon the request or demand of any regulatory authority having jurisdiction over the Sponsor, Asahi, MergerCo, the Target or any affiliate thereof, (d) the Commitment Letter and Term Sheets, or a summary thereof, and a summary of the terms of the Fee Letter (other than fee amounts), may be disclosed (i) in a customary shareholder proxy statement or information statement, (ii) in any debt tender or consent solicitation materials in connection with the transactions contemplated hereby and (iii) in connection with obtaining any consents or approvals of the Transaction from Asahi's lenders (on a confidential basis), and (e) the Term Sheets may be disclosed to any rating agency in connection with the transactions contemplated hereby, provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you. Each of the Commitment Parties agrees on behalf of itself and each of its affiliates to use all non-public information provided to it or them in connection with the debt financings contemplated hereby by or on behalf of the Sponsor, Asahi, MergerCo, the Target or their affiliates solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat confidentially such information in accordance with its or their customary banking practices and applicable law, including securities laws.

        Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

        The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder, provided that the compensation, reimbursement and indemnification provisions hereof shall be superseded by the provisions of the TL/LC Facility Documentation and the Revolving Facility Documentation upon the effectiveness thereof.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 27, 2006. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

        Upon your acceptance of this Commitment Letter, this Commitment Letter shall amend, restate and supersede the Commitment Letter dated August 31, 2006 among the Commitment Parties and you (provided that all indemnities set forth therein shall survive in accordance with the terms thereof).

        We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
J.P. MORGAN SECURITIES INC.
By:	/s/ DONALD R. BENSON
Name:	Donald R. Benson
Title:	Managing Director
JPMORGAN CHASE BANK, N.A.
By:	/s/ BRUCE BORDEN
Name:	Bruce Borden
Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ DAVE R. GONCHER
Name:	Dave R. Goncher
Title:	Director

DEUTSCHE BANK SECURITIES INC.
By:	/s/ MARK E. FUNK
Name:	Mark E. Funk
Title:	Managing Director
By:	/s/ KEVIN M. SHERLOCK
Name:	Kevin M. Sherlock
Title:	Managing Director
DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ VICKI FLOYD
Name:	Vicki Floyd
Title:	Managing Director
By:	/s/ ALBERT FISCHETTI
Name:	Albert Fischetti
Title:	Director

Accepted and agreed to as of the date first above written:
ARGON ACQUISITION CORP.
By:	/s/ AKIRA NAKAMURA
Name: Akira Nakamura
Title: President

Annex A to Commitment Letter

SOURCES AND USES TABLE

Sources:
	Initial Term Facility	$420.0	[1]
	Revolving Facility	$0	[2]
	Existing Notes	$431.7
	Other Existing Debt	$7.3	[2]
	Preferred (PIK)	$98.0
	RHJI/Co-Investor Cash Equity	$200.0
	New Asahi Common Equity	$80.0

	Total Sources	$1,237.0

Uses:
	Purchase of Common Stock	$63.3
	Purchase of Series B Preferred	$16.7
	Rollover of Existing Notes	$431.7
	Rollover of Other Existing Debt	$7.3	[2]
	Refinancing of Indebtedness	$476.0	[2]
	Refinancing of Preferred	$98.0
	Repayment of ABS Facilities	$37.7	[2]
	Consent Fees under Existing Notes	$47.9	[1]
	Payment of Fees and Expenses	$55.0
	Metaldyne Common Equity Paid in Cash (3%)	$3.4	[3]

	Total Uses	$1,237.0

Initial Term Facility will be reduced on a dollar-for-dollar basis with any reduction in Consent Fees under Existing Notes to the extent holders of the Existing Notes in excess of the required majority do not consent.

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Amount is based upon estimated indebtedness and ABS facilities on December 31, 2006 and is subject to change through the Closing Date.

3
Amount calculated based on 30-day average share price of Asahi as of November 17, 2006.

EXHIBIT A

PROJECT ALLOY
SENIOR SECURED TERM FACILITIES
SENIOR SECURED SYNTHETIC LETTER OF CREDIT FACILITY
Summary of Terms and Conditions

        Asahi Tec Corporation ("Asahi"), a corporation controlled by RHJ International SA (together with its affiliates, the "Sponsor"), intends to acquire (the "Transaction") all of the outstanding shares of Metaldyne Corporation (the "Target"), as previously described to the Lenders. In connection therewith: (a) Argon Acquisition Corp. (the "MergerCo"), a newly formed corporation controlled by Asahi, will enter into an agreement (the "Transaction Agreement") with the Target pursuant to which MergerCo will be merged with and into the Target with the Target surviving such merger; (b) Asahi will make cash equity contributions (the "Equity Contributions") to MergerCo in an amount equal to at least $200,000,000; (c) a new intermediate holding company ("NewCo") will be created which will be a wholly owned subsidiary of the Target and which will hold all equity interests in Metaldyne Company LLC; and (d) Metaldyne Company LLC will obtain senior secured credit facilities (the "Credit Facilities") comprised of (i) term loan facilities in the aggregate amount of $445,000,000 (the "Term Facilities"), (ii) a $60,000,000 synthetic letter of credit facility (the "Synthetic L/C Facility") and (iii) a $150,000,000 asset-based lending revolving credit facility (the "Revolving Facility"). Set forth below is a summary of the terms and conditions for the Term Facilities and the Synthetic L/C Facility.

1.	PARTIES
	Borrower:	Metaldyne Company LLC (the "Borrower").
Guarantors:
NewCo ("Holdings") and each of the Borrower's direct and indirect, existing and future, domestic subsidiaries (subject to exceptions that may be agreed upon with respect to immaterial subsidiaries and excluding MFRC, Inc.) (collectively, the "Guarantors"; the Borrower and the Guarantors, collectively, the "Loan Parties").
	Joint Lead Arrangers:	J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. (in such capacity, each, an "Arranger" and collectively, the "Arrangers").
	Joint Bookrunners:	J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.
	Administrative Agent:	JPMorgan Chase Bank, N.A. ("JPMCB" and, in such capacity, the "Administrative Agent").
	Syndication Agent:	An affiliate of Citigroup (as defined in the Commitment Letter and, in such capacity, the "Syndication Agent").
	Documentation Agent:	Deutsche Bank Trust Company Americas ("DBTCA" and, in such capacity, the "Documentation Agent" and, together with the Administrative Agent and the Syndication Agent, the "Agents").
Lenders:
A syndicate of banks, financial institutions and other entities, including JPMCB, Citigroup and DBTCA, arranged by the Arrangers and reasonably acceptable to the Borrower (collectively, the "Lenders").
2.	TYPES AND AMOUNTS OF TERM FACILITIES AND SYNTHETIC L/C FACILITY
A.	Term Facilities

Types and Amounts:
An initial term loan facility (the "Initial Term Facility") in the amount of $420,000,000[4] (the loans thereunder, the "Initial Term Loans") and a delayed draw term loan facility (the "Delayed Draw Term Facility", and together with the Initial Term Facility, the "Term Facilities") in the amount of $25,000,000 (the loans thereunder, the "Delayed Draw Term Loans", and together with the Initial Term Loans, the "Term Loans"), which Credit Facilities will mature on the date that is seven years after the Closing Date (as defined below), provided that (a) if the Target's 11% Senior Subordinated Notes due 2012 (the "11% Subordinated Notes") are outstanding (and have not been defeased or irrevocably called for redemption, in each case with an irrevocable deposit into escrow of cash in an amount sufficient for such defeasance or call) on February 28, 2012, the Term Facilities will mature on February 28, 2012 and (b) if the Target's 10% Senior Notes due 2013 (the "Senior Notes) are outstanding (and have not been defeased or irrevocably called for redemption, in each case with an irrevocable deposit into escrow of cash in an amount sufficient for such defeasance or call) on June 30, 2013, the Term Facilities will mature on June 30, 2013. The Term Loans shall be repayable in equal quarterly installments for the first six years and nine months in an aggregate annual amount equal to 1% of its original principal amount with the balance payable at maturity.
Availability:
The Initial Term Loans shall be made in a single drawing on the Closing Date. The Delayed Draw Term Loans shall be made in a single drawing on any day after the Closing Date, but prior to the date that is 60 days after the Closing Date.
Purpose:
The proceeds of the Initial Term Loans shall be used to (a) finance a portion of the Transaction, (b) refinance a portion of the outstanding indebtedness of the Target and (c) pay related fees and expenses incurred in connection with the Transaction. The proceeds of the Delayed Draw Term Loans shall be used to purchase at par any Senior Notes that have been tendered and, to the extent proceeds remain, to purchase at or below par any 11% Subordinated Notes or 10% Subordinated Notes (as defined below).
B.	Synthetic L/C Facility
	Type and Amount:	A five year synthetic letter of credit facility (the "Synthetic L/C Facility" and, together with the Term Facilities, the "Senior Secured Facilities") in the amount of $60,000,000.
Availability:
The Synthetic L/C Facility shall be available for issuance of letters of credit ("Synthetic Letters of Credit") during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Synthetic Facility Termination Date").
	Maturity:	The Synthetic Facility Termination Date.

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The Initial Term Facility will be reduced on a dollar-for-dollar basis by the amount by which the consent fees payable under the Senior Notes, the 11% Subordinated Notes and the 10% Subordinated Notes to obtain the required majority are less than $47.9 million (any such reduction of the Initial Term Facility, the "Closing Date Initial Term Facility Reduction").

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Synthetic Letters of Credit:
Synthetic Letters of Credit will be issued by JPMCB (in such capacity, the "Synthetic Issuing Lender"). No Synthetic Letter of Credit shall, without the consent of the Synthetic Issuing Lender, have an expiration date after the earlier of (a) one year after the date of issuance and (b) unless cash collateralized (in a manner reasonably satisfactory to the Synthetic Issuing Lender and in an amount equal to 102% of the undrawn face amount) prior to the date five business days prior to the Synthetic Facility Termination Date, five business days prior to the Synthetic Facility Termination Date, provided that any Synthetic Letter of Credit with a one-year or shorter tenor may provide for the renewal thereof for additional one-year or shorter periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Synthetic Letter of Credit may be reimbursed by the Borrower within one business day of such drawing or, at the option of the Borrower, such drawings may be converted into loans ("Synthetic Facility Loans") and availability under the Synthetic L/C Facility shall be reduced by an equivalent amount. To the extent that the Borrower does not so reimburse the Synthetic Issuing Lender, the Lenders under the Synthetic L/C Facility (the "Synthetic Facility Lenders") shall be irrevocably and unconditionally obligated to reimburse the Synthetic Issuing Lender on a pro rata basis, in the manner provided below.

On the Closing Date, each Synthetic Facility Lender shall deposit an amount equal to such Synthetic Facility Lender's pro rata share of the Synthetic L/C Facility (such amount for each Synthetic Facility Lender, its "Funded Amount") with JPMCB (in such capacity, the "Deposit-Account Agent") to be held by the Deposit-Account Agent in a credit linked deposit account over which the Deposit-Account Agent will have sole dominion and control (the "Credit-Linked Deposit Account"). The sole funding obligation of each Synthetic Facility Lender shall be satisfied upon funding of its Funded Amount. The Borrower shall have no right, title or interest in the Credit-Linked Deposit Account, and the Synthetic Facility Lenders shall have no right to withdraw their Funded Amounts so long as the Synthetic L/C Facility is in effect, except in connection with, and to the extent of, reductions in the amount of the Synthetic L/C Facility (other than in connection with conversions of drawings into Synthetic Facility Loans).

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To the extent that the Borrower does not elect to reimburse a drawing under any Synthetic Letter of Credit, the Synthetic Issuing Lender will withdraw the amount of such overdue reimbursement amount from the Credit-Linked Deposit Account (allocated ratably among the Funded Amounts of the Synthetic Facility Lenders) and apply such amount to satisfy such reimbursement obligation (whereupon the amount of such reimbursement obligation will be converted into a Synthetic Facility Loan owed by the Borrower to the Synthetic Facility Lenders, ratably in accordance with the amounts of the Funded Amounts applied by the Synthetic Issuing Lender as described above). Synthetic Facility Loans shall have the same interest terms as Term Loans. Synthetic Facility Loans will not be subject to mandatory prepayment provisions. Synthetic Facility Loans may be prepaid at any time, in whole or in part, without premium or penalty. Upon prepayment of a Synthetic Facility Loan, the amount of principal prepaid shall be deposited into the Credit-Linked Deposit Account and availability under the Synthetic L/C Facility will be increased by such amount.
	Purpose:	The Synthetic Letters of Credit shall be used for general corporate purposes of the Borrower and its subsidiaries.
3.	CERTAIN PAYMENT PROVISIONS
	Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and Commitment Reductions:
Term Loans may be prepaid and the Synthetic L/C Facility may be reduced by the Borrower in minimum amounts to be agreed upon, without premium or penalty (except, in the case of Eurodollar borrowings, breakage costs (excluding lost profits) related to prepayments not made on the last day of the relevant interest period). Optional prepayments of the Term Loans shall be applied as directed by the Borrower. Optional prepayments of the Term Loans may not be reborrowed. Any reduction of the Synthetic L/C Facility shall be accompanied by a proportionate return of the amount in the Credit-Linked Deposit Account to the Synthetic Facility Lenders.

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	Mandatory Prepayments; Mandatory Offer to Prepay:	The following amounts shall be applied to prepay the Term Loans:

(a) 100% of the net cash proceeds of any incurrence of debt after the Closing Date by Holdings, the Borrower or any of its subsidiaries (subject to exceptions to be agreed, including an exception for indebtedness permitted pursuant to the TL/LC Facility Documentation).

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by Holdings, the Borrower or any of its subsidiaries of any assets, except for sales in the ordinary course of business and other exceptions to be agreed and subject to full rights of reinvestment for amounts reinvested in the Borrower's business within one year, provided if such amounts are committed to be reinvested within one year, such reinvestment period shall extend for an additional six months.

(c) Subject to Availability (as defined in Exhibit B) under the Revolving Facility, after giving pro forma effect to any prepayment hereunder, 75% of excess cash flow (the definition of which is to be consistent with the Borrower's existing credit agreement (with appropriate modifications to be agreed to reflect certain factual changes and other modifications to be agreed upon), provided that such mandatory prepayment shall be reduced dollar for dollar for any optional prepayments under the Term Facilities) for each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Closing Date and it being understood that the Borrower will change its fiscal year to end on March 31 of each year), payable within 95 days after fiscal year end, provided, that the foregoing percentage shall be reduced to 50% if the leverage ratio is less than 3.5x, but greater than or equal to 2.5x, 25% if the leverage ratio is less than 2.5x, but greater than or equal to 2.0x and 0% if the leverage ratio is less than 2.0x.

The Borrower shall be required to offer to prepay the Term Loans at par with 50% of the net cash proceeds received by Holdings from any registered public offering of equity securities by Asahi up to an aggregate prepayment amount of $50,000,000.

Mandatory prepayments of the Term Loans shall be applied to the scheduled amortization payments of the Term Facilities in forward order for the next eight unpaid quarterly amounts after such prepayment and thereafter ratably to the remaining installments. Mandatory prepayments of the Term Loans may not be reborrowed.
4.	COLLATERAL
The obligations of each Loan Party in respect of the Term Facilities and the Synthetic L/C Facility, any swap agreements provided by any Lender or any affiliate of a Lender (unless, with respect to any swap agreement with a Lender or any affiliate thereof, the Borrower and such Lender or affiliate mutually agree that such swap agreement will not be so secured), and any obligations in respect of overdrafts and related liabilities owed to a Lender (or any affiliate of a Lender) arising from treasury, depository or other cash management services shall be secured by (a) a first priority (subject to exceptions to be agreed) perfected security interest in substantially all of its tangible and intangible assets other than the Revolver Collateral (as defined in the Term Sheet for the Revolving Facility) (including, without limitation, intellectual property, material real property, all of the capital stock of the Borrower and all of the capital stock owned by any other Loan Party (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries)), except for those assets as to which the Administrative Agent shall determine (in consultation with the Borrower) in its reasonable discretion that the costs of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby (the "Term Collateral") and (b) a second priority (subject to exceptions to be agreed) perfected security interest in such of the accounts receivable, inventory and deposit accounts of Holdings, the Borrower and its wholly owned domestic Loan Parties as are included in the Revolver Collateral from time to time. The relative rights of the Lenders and the lenders under the Revolving Facility shall be set forth in an intercreditor agreement to be agreed.

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Intercreditor Arrangements with Bondholders:
The holders of the Senior Notes (the "Senior Bondholders") will obtain a third priority perfected security interest in the Term Collateral and in the Revolver Collateral, and the holders of the 11% Subordinated Notes and the holders of the Target's 10% Senior Subordinated Notes due 2014 (the "10% Subordinated Notes") (collectively, the "Subordinated Bondholders", together with the Senior Bondholders, the "Bondholders") will obtain a fourth priority perfected security interest in the Term Collateral and in the Revolver Collateral. The relative rights of the lenders under the Credit Facilities and the Bondholders shall be set forth in an intercreditor agreement which shall have terms and conditions consistent with Annex II (with such changes as are necessary to implement the banks' position set forth in the Intercreditor Agreement Issues List dated as of November 27, 2006) hereto or otherwise reasonable satisfactory to the Arrangers.
5.	CERTAIN CONDITIONS
Initial Conditions:
The availability of the Senior Secured Facilities shall be conditioned upon the satisfaction (or waiver by the Agents) of the conditions set forth in Exhibit C (the date upon which all such conditions precedent shall be satisfied or waived and the Transaction is consummated, the "Closing Date").
On-Going Conditions:
The making of each Term Loan on the Closing Date, each issuance of Synthetic Letters of Credit and the making of each Delayed Draw Term Loan shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the "TL/LC Facility Documentation") with respect to the Term Facilities and the Synthetic L/C Facility (including, without limitation, the material adverse change and litigation representations), provided that for purposes of extensions of credit on the Closing Date, the material adverse change representation shall be consistent with the no "material adverse change" condition set forth in the Commitment Letter, and (b) the absence of any continuing default or event of default at the time of, or after giving effect to the making of, such extension of credit. Except as provided above, as used herein and in the TL/LC Facility Documentation, a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect since the Closing Date on (a) the business, results of operations, property or financial condition of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any of the TL/LC Facility Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

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6.	CERTAIN DOCUMENTATION MATTERS

The TL/LC Facility Documentation shall contain the following representations, warranties, covenants and events of default (in each case, except where noted, applicable to Holdings and its subsidiaries) customary for financings of this type (including materiality concepts and basket and other exceptions as may be agreed upon) and reasonably acceptable to the Borrower and the Arrangers:
Representations and Warranties:
Financial statements (including pro forma financial statements and projections delivered in connection with the Transaction); absence of material undisclosed liabilities; no material adverse change; corporate existence; compliance with all applicable material laws; corporate power and authority; enforceability of TL/LC Facility Documentation; no conflict with material laws or material contractual obligations; no material litigation; no material defaults; ownership of material property; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure, taken as a whole; creation and perfection of security interests; solvency of Holdings and its subsidiaries on a consolidated basis on and immediately after the Closing Date; status of Term Facilities and Synthetic L/C Facility as senior debt under the Target's indentures; Regulation H; and delivery of Transaction Agreement.
Affirmative Covenants:
Delivery of financial statements, SEC reports (or, if there are none, MD&A reporting on a quarterly basis), annual budgets, officers' certificates and other information reasonably requested by the Administrative Agent; payment of taxes and other obligations (excluding indebtedness); continuation of business and maintenance of existence and material rights and privileges; compliance with material laws and material contractual obligations (excluding indebtedness); maintenance of material property and customary insurance; maintenance of books and records; right of the Administrative Agent (or Lenders upon an Event of Default) to inspect property and books and records; notices of known defaults, material litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain within 120 days following the Closing Date (or such longer period as may be reasonably acceptable to the Administrative Agent), and to maintain for a minimum of three years thereafter, interest rate protection on terms reasonably satisfactory to the Administrative Agent that results in at least 35% of the aggregate principal amount of the Borrower's indebtedness being effectively subject to a fixed rate or a maximum interest rate.
Financial Covenants:
The following financial covenants will apply to the Borrower and its consolidated subsidiaries beginning with the first full fiscal quarter ending after the Closing Date: Minimum cash interest coverage ratio of 1.75x (with step ups to be determined) and maximum leverage ratio of 5.5x (with step downs to be determined).

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The financial covenants contemplated above will be tested quarterly and apply on a consolidated basis.

For purposes of determining compliance with the financial covenants, if Holdings makes equity contributions to the Borrower (which investment, to the extent not consisting of common equity, shall be on terms and conditions reasonably acceptable to the Lenders) during a fiscal quarter or up until the date that is 10 days after the date financial statements are required to be delivered for the fiscal period ending on the last day of such fiscal quarter, such equity contribution will, at the request of the Borrower, be included in the calculation of consolidated EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of consolidated EBITDA, a "Specified Equity Contribution"), provided that (a) in each four-fiscal-quarter period, there shall be at least two consecutive fiscal quarters in which no Specified Equity Contribution may be made to the Borrower and (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants.
Negative Covenants:
Limitations on: indebtedness (including guarantee obligations); liens (with exceptions permitting the liens on the Collateral securing the obligations under the Revolving Facility and the liens on the Collateral in favor of the Bondholders, in each case subject to the intercreditor arrangements set forth above); mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock (with permitted exceptions to be agreed, including those set forth below); acquisitions, investments, loans and advances (other than acquisitions, investments, loans and advances from the proceeds of equity issuances and contributions by Holdings not required to be used to prepay the Term Facilities and excess cash flow not required to be used to prepay the Term Facilities, provided that the Borrower is in pro forma compliance with its financial covenants and Availability under the Revolving Facility is in excess of $60,000,000, and with other permitted exceptions to be agreed); payments of the 11% Subordinated Notes, the 10% Subordinated Notes, the Senior Notes of the Target or any other material debt instrument (which provision shall not restrict any payments under any Credit Facility and shall include exceptions to be agreed upon, including for (a) payments (including dividends to permit Target to make payments) from the proceeds of equity issuances and contributions by Holdings not required to be used to prepay the Term Facilities and excess cash flow not required to be used to prepay the Term Facilities, provided that the Borrower is in pro forma compliance with its financial covenants and Availability under the Revolving Facility is in excess of $60,000,000, (b) subject to the subordination provisions, if any, in the applicable indentures, scheduled payments of interest (and dividends to permit Target to make scheduled payments of interest) with respect to such indebtedness, (c) refinancings with Permitted Refinancing Indebtedness (to be defined) and (d) repurchases (and dividends to permit Target to make repurchases) of Senior Notes, 11% Subordinated Notes and 10% Subordinated Notes with the proceeds of Delayed Draw Term Loans); modifications of the 11% Subordinated Notes, the 10% Subordinated Notes and the Senior Notes of the Target (with an exception for modifications that are not in any manner materially adverse to the Lenders); capital expenditures (with an initial capital expenditure limit of $90,000,000 per fiscal year, capital expenditure limits to be increased by 20% of tangible assets acquired during a fiscal year (and by 5% of such assets for each subsequent year) and carry forward provisions to be agreed); transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements for speculative purposes; clauses restricting subsidiary distributions; changes in lines of business; and amendments to the Transaction Agreement and the documents governing the Equity Contributions, in each case in any manner materially adverse to the Lenders.

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The covenants limiting dividends and other payments in respect of capital stock and transactions with affiliates will also permit, among other things (i) transactions that are at prices and on terms and conditions that are not less favorable than could be obtained on an arm's-length basis from unrelated third parties, (ii) payment of financial advisory fees relating to acquisitions up to a percentage to be agreed, plus expenses, provided that, with respect to any such payment of financial advisory fees, no Event of Default has occurred and is continuing, (iii) repurchases of equity securities from employees, or dividends to Asahi to permit such repurchases, up to an amount to be agreed upon the death, disability, retirement or termination of such employees, (iv) amounts to Holdings and to Target (and, in an amount not to exceed $1,000,000 per year to Asahi) necessary to pay taxes, operating expenses, oversight expenses and other specified obligations to be agreed, (v) net payments up to $1,500,000 per fiscal year, up to $7,500,000 in the aggregate during the term of the Term Facilities, to Asahi and its affiliates to reimburse the allocated costs of services provided to Target and its subsidiaries, (vi) amounts to Target necessary to make payments on the 11% Subordinated Notes, the 10% Subordinated Notes and the Senior Notes, to the extent otherwise permitted hereunder and (vii) any management, service, purchase, lease, supply or similar agreement entered into in the ordinary course of business so long as senior management of the Borrower determine in good faith that any such agreement is at prices and on terms and conditions that are not less favorable than could be obtained on an arm's-length basis from unrelated third parties.

The negative covenants will also permit, to the extent not consummated prior to the Closing Date, the dividend, distribution, sale, assignment or other transfer of any equity interests in TriMas Corporation held by the Borrower or any of its subsidiaries.
Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of three business days; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of 30 days after notice); cross-default to material indebtedness of Holdings and its subsidiaries; bankruptcy events; certain ERISA events; material unsatisfied judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions; changes in the passive holding company status of Holdings; and a change of control (the definition of which is to be agreed upon, provided that the definition shall be based upon ownership of Asahi by a party other than a permitted holder (with a threshold of 51%), Asahi ownership of the Target, the Target's ownership of Holdings and Holdings ownership of the Borrower and will include a change of control under any indenture of the Target).

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Non-Recourse Facilities:
The Lenders have not relied on the credit of Asahi or any of its affiliates (other than Holdings and its subsidiaries), and neither Asahi nor any such affiliate has provided, or is expected to provide, any guarantee or comfort letter to the Lenders. The obligations of Holdings and its subsidiaries under the Credit Facilities shall be non-recourse to Asahi in its capacity as a shareholder in Target, except that, for avoidance of doubt, such limitation shall not limit any rights of the Lenders to the extent any losses or damages are suffered by the Lenders as a result of any fraud, gross negligence or willful misconduct on the part of Asahi.
Voting:
Amendments and waivers with respect to the TL/LC Facility Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Synthetic L/C Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the stated rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment; and (b) the consent of 100% of the Lenders shall be required to (i) reduce of any of the voting percentages, (ii) release all or substantially all the collateral and (iii) release all or substantially all of the Guarantors.

The TL/LC Facility Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of Term Loans and the Synthetic L/C Facility shall have consented thereto.
Assignments and Participations:
The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing and (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 and increments of $1,000,000 in excess thereof, unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions subject to customary limitations (including that a participant shall not be entitled to any greater amount than the relevant Lender would have received if no participation had been sold). Voting rights of participants shall be limited to those matters set forth in clause (a) under "Voting" with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

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Yield Protection:
The TL/LC Facility Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (subject in each case to a 90 day limit on claims and a right of the Borrower to replace any Lender making a claim) and (b) indemnifying the Lenders for "breakage costs" (excluding lost profits) incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.
Expenses and Indemnification:
The Borrower shall pay (a) if the Closing Date occurs, all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Term Facilities and the Synthetic L/C Facility and the preparation, execution, delivery and administration of the TL/LC Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of a single counsel (and appropriate local counsel) for the Agents and Arrangers), and (b) all reasonable out-of-pocket expenses of the Agents and the Lenders (including the reasonable fees, disbursements and other charges of a single counsel (and appropriate local counsel) for the Agents and Lenders, provided that additional counsel may be retained in the event of conflict or separate defenses) in connection with the enforcement of the TL/LC Facility Documentation.

The Agents, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person or any of its affiliates or its or their respective officers, directors, employees, advisors and agents. Indemnification obligations are limited to MergerCo and, on and after the Closing Date, the Borrower.
Governing Law and Forum:	State of New York.
Counsel to the Agents, the Arrangers and the Initial Lenders:	Simpson Thacher & Bartlett LLP.

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Annex I to Exhibit A

INTEREST AND CERTAIN FEES
Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.
As used herein:

"ABR" means the higher of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the "Prime Rate") and (ii) the federal funds effective rate from time to time plus 0.5%.
"Applicable Margin" means (a) 2.50% in the case of ABR Loans and (b) 3.50% in the case of Eurodollar Loans.

"Eurodollar Rate" means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period (as selected by the Borrower) equal to one, two, three or six months (or, if available to all relevant Lenders, nine or twelve months) appearing on Page 3750 of the Telerate screen.
Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR ("ABR Loans"), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans") on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.
Delayed Draw Commitment Fee:	The Borrower shall pay a commitment fee on the average daily unused portion of the Delayed Draw Term Facility at the rate of 1.75% per annum, payable quarterly in arrears.
Fronting Fees:
A fronting fee equal to 0.25% per annum on the face amount of each Synthetic Letter of Credit shall be payable quarterly in arrears to the Synthetic Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Synthetic Issuing Lender for its own account.
Synthetic L/C Facility Fees:
The Deposit-Account Agent shall pay to the Synthetic Facility Lenders, quarterly in arrears, a rate per annum equal to the three-month Eurodollar Rate on the amount on deposit in the Credit-Linked Deposit Account, less 0.15% per annum, representing administrative cost of maintaining the Credit-Linked Deposit Account (the "Administrative Cost"). The Borrower shall pay to the Synthetic Facility Lenders, quarterly in arrears, a facility fee on the amount on deposit in the Credit-Linked Deposit Account equal to 3.50% plus the Administrative Cost. Such fees shall be distributed to the Synthetic Facility Lenders pro rata in accordance with the Funded Amount of each such Synthetic Facility Lender.

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Term Facilities or Synthetic L/C Facility, such overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.
Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT B

PROJECT ALLOY
SENIOR SECURED REVOLVING FACILITY
Summary of Terms and Conditions

        Asahi Tec Corporation ("Asahi"), a corporation controlled by RHJ International SA (together with its affiliates, the "Sponsor"), intends to acquire (the "Transaction") all of the outstanding shares of Metaldyne Corporation (the "Target"), as previously described to the Lenders. In connection therewith: (a) Argon Acquisition Corp. (the "MergerCo"), a newly formed corporation controlled by Asahi, will enter into an agreement (the "Transaction Agreement") with the Target pursuant to which MergerCo will be merged with and into the Target with the Target surviving such merger; (b) Asahi will make cash equity contributions (the "Equity Contributions") to MergerCo in an amount equal to at least $200,000,000; (c) a new intermediate holding company ("NewCo") will be created which will be a wholly owned subsidiary of the Target and which will hold all equity interests in Metaldyne Company LLC; and (d) Metaldyne Company LLC will obtain senior secured credit facilities (the "Credit Facilities") comprised of (i) term loan facilities in the aggregate amount of $445,000,000 (the "Term Facilities"), (ii) a $60,000,000 synthetic letter of credit facility (the "Synthetic L/C Facility") and (iii) a $150,000,000 asset-based lending revolving credit facility (the "Revolving Facility"). Set forth below is a summary of the terms and conditions for the Revolving Facility.

1.	PARTIES
Borrower:
Metaldyne Company LLC (the "Borrower"). Up to a U.S. dollar equivalent of $15,000,000 in the aggregate of the Revolving Facility will be available to certain foreign subsidiaries of the Borrower in euros and pounds sterling. The Administrative Agent shall have the right to require that one or more wholly owned domestic operating subsidiaries of the Borrower be designated as co-borrowers with the Borrower on a joint and several basis.
Guarantors:
NewCo ("Holdings") and each of the Borrower's direct and indirect, existing and future, domestic subsidiaries (subject to exceptions that may be agreed upon with respect to immaterial subsidiaries and excluding MFRC, Inc.) (collectively, the "Guarantors"; the Borrower and the Guarantors, collectively, the "Loan Parties"), provided that borrowings by any foreign subsidiary of the Borrower will also be guaranteed by other foreign subsidiary borrowers and their subsidiaries and by the Borrower, except to the extent a guarantee thereby could reasonably be expected to result in adverse tax consequences, is prohibited or limited by law, including financial assistance rules, would conflict with the fiduciary duties of directors or could reasonably be expected to result in personal or criminal liability of any director or where the cost of complying with legal requirements to obtain such guarantee are, in the reasonable determination of the Administrative Agent (in consultation with the Borrower), excessive in relation to the value to be afforded thereby.
	Joint Lead Arrangers:	Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (in such capacity, each, an "Arranger" and collectively, the "Arrangers").

	Joint Bookrunners:	Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.
	Administrative Agent and Collateral Agent:	Deutsche Bank Trust Company Americas ("DBTCA" and, in such capacity, the "Administrative Agent").
	Syndication Agent:	JPMorgan Chase Bank, N.A. ("JPMCB" and, in such capacity, the "Syndication Agent").
Documentation Agent:
An affiliate of Citigroup (as defined in the Commitment Letter and, in such capacity, the "Documentation Agent" and, together with the Administrative Agent, the Collateral Agent and the Syndication Agent, the "Agents").
Lenders:
A syndicate of banks, financial institutions and other entities, including DBTCA, JPMCB and Citigroup, arranged by the Arrangers and reasonably acceptable to the Borrower (collectively, the "Lenders").
2.	TYPES AND AMOUNTS OF REVOLVING FACILITY
A.	Revolving Facility
Type and Amount:
A five year revolving facility (the "Revolving Facility"; the commitments thereunder, the "Revolving Commitments") in the amount of $150,000,000 (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the "Loans").
	Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Revolving Termination Date").

Availability under the Revolving Facility will be subject to the Borrowing Base referred to below. "Availability" means, at any time, an amount equal to (i) the lesser of the Revolving Commitments and the Borrowing Base minus (ii) the sum of the aggregate outstanding amount of borrowings under the Revolving Facility plus the drawn and undrawn amount of outstanding Letters of Credit issued for the account of the Borrower.
	Maturity:	The Revolving Termination Date.

Letters of Credit:
A portion of the Revolving Facility not in excess of an amount to be agreed upon shall be available for the issuance of letters of credit (the "Letters of Credit") by DBTCA (in such capacity, the "Issuing Lender"). No Letter of Credit shall, without the consent of the Issuing Lender, have an expiration date after the earlier of (a) one year after the date of issuance and (b) unless cash collateralized (in a manner reasonably satisfactory to the Issuing Lender and in an amount equal to 102% of the undrawn face amount) prior to the date five business days prior to the Revolving Termination Date, five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day of such drawing. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.
Swingline Loans:
A portion of the Revolving Facility not in excess of $50,000,000 shall be available for swingline loans (the "Swingline Loans") from DBTCA on same-day notice (it being understood that, to the extent the Swingline Loans outstanding at any time exceed $25,000,000, DBTCA shall settle the portion of the Swingline Loans that is in excess of $25,000,000 with the other Lenders within 24 hours). Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall be unconditionally and irrevocably required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan.
Borrowing Base:
The "Borrowing Base" will equal (A) the sum of 85% of Borrower's eligible accounts receivable, plus the lesser of (i) 65% of Borrower's eligible inventory (valued at the lower of cost (FIFO) or market), including eligible inventory being purchased under trade letters of credit issued under the Revolving Facility and (ii) the product of 85% multiplied by the net orderly liquidation value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrower's eligible inventory (valued at the lower of cost (FIFO) or market) minus (B) customary and appropriate reserves established by the Administrative Agent in its Permitted Discretion. "Permitted Discretion" shall mean a determination made by the Administrative Agent in good faith and in the exercise of its commercially reasonable discretion based upon, but not limited to, the results of field examinations and audits to be performed by the Administrative Agent and third party appraisals of the inventory.

	Eligibility:	The definition of eligible accounts receivable and eligible inventory will be determined by the Administrative Agent in its Permitted Discretion.
Purpose:
The proceeds of the Revolving Loans shall be used to (a) finance a portion of the Transaction, (b) refinance a portion of the outstanding indebtedness of the Target, (c) pay related fees and expenses incurred in connection with the Transaction and (d) finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries.
B.	Incremental Facility:
The Borrower will be permitted to increase the commitments under the Revolving Facility (any such increase, an "Incremental Facility") from time to time in an aggregate amount not to exceed $75,000,000 with commitments from financial institutions reasonably acceptable to the Administrative Agent, provided that (i) no Lender will be required to participate in any such Incremental Facility, (i) no default or event of default shall be in existence after giving pro forma effect thereto, and (ii) the terms of any Incremental Facility shall be the same as the Revolving Facility. Any such increase will be effected in accordance with procedures reasonably satisfactory to the Administrative Agent, including, without limitation, procedures to ensure that the exposure is held ratably by all Lenders after giving effect to such increase. The proceeds of any Incremental Facility shall be used to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries.
3.	CERTAIN PAYMENT PROVISIONS
	Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and Commitment Reductions:
Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon, without premium or penalty (except, in the case of Eurodollar borrowings, breakage costs (excluding lost profits) related to prepayments not made on the last day of the relevant interest period). Optional prepayments shall be applied as directed by the Borrower.
Mandatory Prepayments:
The Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed Availability under the Revolving Facility, without premium or penalty (except, in the case of Eurodollar borrowings, breakage costs (excluding lost profits) related to prepayments not made on the last day of the relevant interest period).

4.	COLLATERAL
The obligations of each Loan Party in respect of the Revolving Facility, any swap agreements provided by any Lender or any affiliate of a Lender (unless, with respect to any swap agreement with a Lender or any affiliate thereof, the Borrower and such Lender or affiliate mutually agree that such swap agreement will not be so secured), and any obligations in respect of overdrafts and related liabilities owed to a Lender (or any affiliate of a Lender) arising from treasury, depository or other cash management services shall be secured by (a) a first priority (subject to exceptions to be agreed) perfected security interest in all of the accounts receivable, inventory and deposit accounts of Holdings, the Borrower and its wholly owned Loan Parties, together with the proceeds thereof and certain related assets (collectively, the "Revolver Collateral") and (b) a second priority (subject to exceptions to be agreed) perfected security interest in the collateral securing from time to time the Term Facilities and the Synthetic L/C Facility on a first lien basis (the "Term Collateral"). The Collateral will include the assets of any foreign subsidiary and its subsidiaries in respect of any borrowings by such foreign subsidiary, except for those assets as to which the Administrative Agent shall determine (in consultation with the Borrower) in its reasonable discretion that the costs of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby and except to the extent granting of such security could reasonably be expected to result in adverse tax consequences, is prohibited or limited by law, including financial assistance rules, would conflict with the fiduciary duties of directors or could reasonably be expected to result in personal or criminal liability of any director. The relative rights of the Lenders and the lenders under the Term Facilities and the Synthetic L/C Facility shall be set forth in an intercreditor agreement to be agreed.
Intercreditor Arrangements with Bondholders:
The holders (the "Senior Bondholders") of the 10% Senior Notes due 2013 (the "Senior Notes") will obtain a third priority perfected security interest in the Term Collateral and in the Revolver Collateral, and the holders of the 11% Subordinated Notes of the Target due 2012 (the "11% Subordinated Notes") and the holders of the 10% Senior Subordinated Notes of the Target due 2014 (the "10% Subordinated Notes") (collectively, the "Subordinated Bondholders", together with the Senior Bondholders, the "Bondholders") will obtain a fourth priority perfected security interest in the Term Collateral and in the Revolver Collateral. The relative rights of the lenders under the Credit Facilities and the Bondholders shall be set forth in an intercreditor agreement which shall have terms and conditions consistent with Annex II (with such changes as are necessary to implement the banks' position set forth in the Intercreditor Agreement Issues List dated as of November 27, 2006) hereto or otherwise reasonable satisfactory to the Arrangers.

5.	CERTAIN CONDITIONS
Initial Conditions:
The availability of the Revolving Facility shall be conditioned upon the satisfaction (or waiver by the Agents) of the conditions set forth in Exhibit C (the date upon which all such conditions precedent shall be satisfied or waived and the Transaction is consummated, the "Closing Date").
On-Going Conditions:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the "Revolving Facility Documentation") with respect to the Revolving Facility (including, without limitation, the material adverse change and litigation representations), provided that for purposes of extensions of credit on the Closing Date, the material adverse change representation shall be consistent with the no "material adverse change" condition set forth in the Commitment Letter, (b) the absence of any continuing default or event of default at the time of, or after giving effect to the making of, such extension of credit and (c) after giving effect to the extensions of credit request, the total extensions of credit under the Revolving Facility shall not exceed the lesser of the Revolving Commitment or the Borrowing Base then in effect. Except as provided above, as used herein and in the Revolving Facility Documentation, a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect since the Closing Date on (a) the business, results of operations, property or financial condition of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any of the Revolving Facility Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.
6.	CERTAIN DOCUMENTATION MATTERS

The Revolving Facility Documentation shall contain the following representations, warranties, covenants and events of default (in each case, except where noted, applicable to Holdings and its subsidiaries) customary for financings of this type (including materiality concepts and basket and other exceptions as may be agreed upon) and reasonably acceptable to the Borrower and the Arrangers:
Representations and Warranties:
Financial statements (including pro forma financial statements and projections delivered in connection with the Transaction); absence of material undisclosed liabilities; no material adverse change; corporate existence; compliance with all applicable material laws; corporate power and authority; enforceability of Revolving Facility Documentation; no conflict with material laws or material contractual obligations; no material litigation; no material defaults; ownership of material property; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure taken as a whole; creation and perfection of security interests; solvency of Holdings and its subsidiaries on a consolidated basis on and immediately after the Closing Date; status of Revolving Facility as senior debt under the Target's indentures; Regulation H; and delivery of Transaction Agreement.

Affirmative Covenants:
Delivery of financial statements, SEC reports (or, if there are none, MD&A reporting on a quarterly basis), annual budgets, officers' certificates and other information reasonably requested by the Administrative Agent (on behalf of itself or any Lender); payment of taxes and other obligations (excluding indebtedness), monthly collateral reporting (including agings and inventory reports) and monthly Borrowing Base Certificates, in form and substance reasonably satisfactory to the Administrative Agent, and other supporting information reasonably requested by the Administrative Agent (on behalf of itself or any Lender) (with more frequent reporting intervals to be agreed in the event Availability falls below a threshold to be agreed or if an event of default shall have occurred and be continuing); continuation of business and maintenance of existence and material rights and privileges; compliance with material laws and material contractual obligations (excluding indebtedness); maintenance of material property and customary insurance; maintenance of books and records; right of the Administrative Agent (or Lenders upon an Event of Default) to inspect property and books and records (including the delivery of periodic field examinations and inventory appraisals as described below); notices of known defaults, material litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain within 120 days following the Closing Date (or such longer period as may be reasonably acceptable to the Administrative Agent), and to maintain for a minimum of three years thereafter, interest rate protection on terms reasonably satisfactory to the Administrative Agent that results in at least 35% of the aggregate principal amount of the Borrower's indebtedness being effectively subject to a fixed rate or a maximum interest rate.
Financial Covenant:
So long as extensions of credit or commitments under the Revolving Facility are outstanding, if Availability is below $40,000,000 at any time during any fiscal quarter, the Borrower shall comply with a fixed charge coverage ratio to be agreed for the four fiscal quarter period then most recently ended. For purposes of determining compliance with the financial covenant, if Holdings makes equity contributions to the Borrower (which investment, to the extent not consisting of common equity, shall be on terms and conditions reasonably acceptable to the Lenders) during the last fiscal quarter in the four fiscal quarter period to be tested or thereafter but on or prior to the date that is the later of (i) 10 days after the date financial statements are required to be delivered for the fiscal period ending on the last day of such fiscal quarter and (ii) 10 days after the date on which Availability is first below $40,000,000 following such fiscal quarter, such equity contributions will, at the request of the Borrower, be included in the calculation of consolidated EBITDA for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of consolidated EBITDA, a "Specified Equity Contribution"); provided, that (a) in each four-fiscal-quarter period, there shall be at least two consecutive fiscal quarters in which no Specified Equity Contribution may be made to the Borrower and (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant.

Negative Covenants:
Limitations on: indebtedness (including guarantee obligations); liens (with exceptions permitting the liens on the Collateral securing the obligations under the Term Facilities and the Synthetic L/C Facility and the liens on the Collateral in favor of the Bondholders, in each case subject to the intercreditor arrangements set forth above); mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock (with permitted exceptions to be agreed, including those set forth below); acquisitions, investments, loans and advances (other than acquisitions, investments, loans and advances from the proceeds of equity issuances and contributions by Holdings not required to be used to prepay the Term Facilities and excess cash flow not required to be used to prepay the Term Facilities, provided that the Borrower is in pro forma compliance with its financial covenants and Availability under the Revolving Facility is in excess of $60,000,000, and with other permitted exceptions to be agreed); payments of the 11% Subordinated Notes, the 10% Subordinated Notes, the Senior Notes of the Target or any other material debt instrument (which provision shall not restrict any payments under any Credit Facility and shall include exceptions to be agreed upon, including for (a) payments (including dividends to permit Target to make payments) from the proceeds of equity issuances and contributions by Holdings not required to be used to prepay the Term Facilities and excess cash flow not required to be used to prepay the Term Facilities, provided that the Borrower is in pro forma compliance with its financial covenants and Availability under the Revolving Facility is in excess of $60,000,000, (b) subject to the subordination provisions, if any, in the applicable indentures, scheduled payments of interest (and dividends to permit Target to make scheduled payments of interest) with respect to such indebtedness, (c) refinancings with Permitted Refinancing Indebtedness (to be defined) and (d) repurchases (and dividends to permit Target to make repurchases) of Senior Notes, 11% Subordinated Notes and 10% Subordinated Notes with the proceeds of Delayed Draw Term Loans); modifications of the 11% Subordinated Notes, the 10% Subordinated Notes and the Senior Notes of the Target (with an exception for modifications that are not in any manner materially adverse to the Lenders); capital expenditures (with an initial capital expenditure limit of $90,000,000 per fiscal year, capital expenditure limits to be increased by 20% of tangible assets acquired during a fiscal year (and by 5% of such assets for each subsequent year) and carry forward provisions to be agreed); transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements for speculative purposes; clauses restricting subsidiary distributions; changes in lines of business; and amendments to the Transaction Agreement and the documents governing the Equity Contributions, in each case in any manner materially adverse to the Lenders.

The covenants limiting dividends and other payments in respect of capital stock and transactions with affiliates will also permit, among other things (i) transactions that are at prices and on terms and conditions that are not less favorable than could be obtained on an arm's-length basis from unrelated third parties, (ii) payment of financial advisory fees relating to acquisitions up to a percentage to be agreed, plus expenses, provided that, with respect to any such payment of financial advisory fees, no Event of Default has occurred and is continuing, (iii) repurchases of equity securities from employees, or dividends to Asahi to permit such repurchases, up to an amount to be agreed upon the death, disability, retirement or termination of such employees, (iv) amounts to Holdings and to Target (and, in an amount not to exceed $1,000,000 per year, to Asahi) necessary to pay taxes, operating expenses, oversight expenses and other specified obligations to be agreed, (v) net payments up to $1,500,000 per fiscal year, up to $7,500,000 in the aggregate during the term of the Revolving Facility, to Asahi and its affiliates to reimburse the allocated costs of services provided to Target and its subsidiaries, (vi) amounts to Target necessary to make payments on the 11% Subordinated Notes, the 10% Subordinated Notes and the Senior Notes, to extent the otherwise permitted hereunder and (vii) any management, service, purchase, lease, supply or similar agreement entered into in the ordinary course of business so long as senior management of the Borrower determine in good faith that any such agreement is at prices and on terms and conditions that are not less favorable than could be obtained on an arm's-length basis from unrelated third parties. The negative covenants will also permit, to the extent not consummated prior to the Closing Date, the dividend, distribution, sale, assignment or other transfer of any equity interests in TriMas Corporation held by the Borrower or any of its subsidiaries.

Cash Dominion:
Within 90 days following the Closing Date (or such longer period as may be reasonably acceptable to the Administrative Agent), (a) the Borrower will maintain a main concentration account with the Administrative Agent or one of its affiliates and shall, and shall cause each of its domestic subsidiaries to, maintain, subject to certain exceptions to be agreed, deposit accounts into which all proceeds of Revolver Collateral are paid with one or more banks reasonably acceptable to the Administrative Agent who have accepted the assignment of such account to the Administrative Agent for the benefit of the Lenders (and, as collateral for any borrowings by a foreign subsidiary, the Borrower shall cause such foreign subsidiary and the other foreign subsidiaries which are Guarantors to maintain, subject to certain exceptions to be agreed, such deposit accounts) and (b) the Borrower shall obtain blocked account, lockbox and/or deposit account control agreements reasonably acceptable to the Administrative Agent over such accounts at depository institutions other than the Administrative Agent. In the event that Availability is below $20,000,000 or an event of default occurs, funds deposited into any depository account will be swept on a daily basis into a blocked account with the Administrative Agent and used to reduce amounts owing under the Revolving Facility; provided that such requirement will cease to apply (unless subsequently triggered again) if Availability is greater than $25,000,000 for 60 consecutive days (or, in the case of the first time such requirement ceases to apply, 30 days) or such event of default shall have been cured or waived.
Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of three business days; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of 30 days after notice); cross-default to material indebtedness of Holdings and its subsidiaries; bankruptcy events; certain ERISA events; material unsatisfied judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions; changes in the passive holding company status of Holdings; and a change of control (the definition of which is to be agreed upon, provided that the definition shall be based upon ownership of Asahi by a party other than a permitted holder (with a threshold of 51%), Asahi ownership of the Target, the Target's ownership of Holdings and Holdings ownership of the Borrower and will include a change of control under any indenture of the Target).

Non-Recourse Facilities:
The Lenders have not relied on the credit of Asahi or any of its affiliates (other than Holdings and its subsidiaries), and neither Asahi nor any such affiliate has provided, or is expected to provide, any guarantee or comfort letter to the Lenders. The obligations of Holdings and its subsidiaries under the Credit Facilities shall be non-recourse to Asahi in its capacity as a shareholder in Target, except that, for avoidance of doubt, such limitation shall not limit any rights of the Lenders to the extent any losses or damages are suffered by the Lenders as a result of any fraud, gross negligence or willful misconduct on the part of Asahi.
Voting:
Amendments and waivers with respect to the Revolving Facility Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Revolving Commitments, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) extensions of the final maturity of any Loan, (ii) reductions in the stated rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment; (b) the consent of 100% of the Lenders shall be required to (i) reduce of any of the voting percentages, (ii) release all or substantially all the collateral and (iii) release all or substantially all of the Guarantors and (c) the consent of Lenders holding more than 66 2/3% of the aggregate amount of the Revolving Commitments shall be required for any amendments or waivers relating to the Borrowing Base or any provisions (including advance rates) relating to Availability (or any changes to the definitions relating to any of the foregoing), in each case that have the effect of increasing Availability (excluding changes by the Administrative Agent in its Permitted Discretion).

The Revolving Facility Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at more than 50% of the aggregate amount of Revolving Commitments shall have consented thereto.
Assignments and Participations:
The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing and (b) the Administrative Agent. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 and increments of $1,000,000 in excess thereof, unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions subject to customary limitations (including that a participant shall not be entitled to any greater amount than the relevant Lender would have received if no participation had been sold). Voting rights of participants shall be limited to those matters set forth in clause (a) under "Voting" with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Field Examinations:
Field examinations will be conducted on an annual basis at the discretion of the Administrative Agent to ensure the adequacy of Borrowing Base Collateral and related reporting and control systems, provided that more frequent field examinations as may be agreed shall be permitted if an event of default shall have occurred and be continuing or if Availability is less than $40,000,000.
Appraisals:
Inventory appraisals will be conducted on an annual basis at the discretion of the Administrative Agent, provided that (a) more frequent appraisals as may be agreed shall be permitted if an event of default shall have occurred and be continuing and (b) one additional appraisal per year shall be permitted if Availability is less than $40,000,000.
Yield Protection:
The Revolving Facility Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (subject in each case to a 90 day limit on claims and a right of the Borrower to replace any Lender making a claim) and (b) indemnifying the Lenders for "breakage costs" (excluding lost profits) incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.
Expenses and Indemnification:
The Borrower shall pay (a) if the Closing Date occurs, all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Revolving Facility and the preparation, execution, delivery and administration of the Revolving Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of a single counsel (and appropriate local counsel) for the Agents and Arrangers), (b) all reasonable out-of-pocket expenses of the Agents and the Lenders (including the reasonable fees, disbursements and other charges of a single counsel (and appropriate local counsel) for the Agents and Lenders, provided that additional counsel may be retained in the event of conflict or separate defenses) in connection with the enforcement of the Revolving Facility Documentation and (c) reasonable fees and expenses associated with Collateral monitoring, Collateral reviews and appraisals (including reasonable field examination fees, plus reasonable out-of-pocket expenses) and reasonable fees and expenses of other advisors and professionals engaged by the Agents or the Arrangers if the Closing Date occurs, provided that, notwithstanding the foregoing, the Borrower shall reimburse the Agents and the Arrangers promptly upon termination of the Commitment Letter in accordance with its terms for all reasonable fees and expenses of FTI Consulting, Inc. and Hilco Appraisal Services, LLC with respect to field examinations, audits and appraisals performed by such parties in respect of the Revolving Facility, in each case whether or not the Transaction is consummated or definitive credit documentation is executed.

The Agents, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person or any of its affiliates or its or their respective officers, directors, employees, advisors and agents. Indemnification obligations are limited to MergerCo and, on and after the Closing Date, the Borrower.
Governing Law and Forum:	State of New York.
Counsel to the Agents, the Arrangers and the Initial Lenders:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
As used herein:

"ABR" means the higher of (i) the rate of interest publicly announced by DBTCA as its prime rate in effect at its principal office in New York City (the "Prime Rate") and (ii) the federal funds effective rate from time to time plus 0.5%.

"Applicable Margin" means (a) 1.00% in the case of ABR Loans and (b) 2.00% in the case of Eurodollar Loans. The foregoing margins shall be subject to change based on a leverage or utilization based pricing grid to be agreed.

"Eurodollar Rate" means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period (as selected by the Borrower) equal to one, two, three or six months (or, if available to all relevant Lenders, nine or twelve months) appearing on Page 3750 of the Telerate screen.
Interest Payment Dates:
In the case of Loans bearing interest based upon the ABR ("ABR Loans"), quarterly in arrears. In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans") on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.
Commitment Fees:
The Borrower shall pay a commitment fee calculated at a rate per annum between 0.25% and 0.50% in accordance with a usage based pricing grid to be agreed on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.
Letter of Credit Fees:
The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Revolving Facility, such overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.
Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex II to Exhibits A and B

INTERCREDITOR ARRANGEMENTS WITH BONDHOLDERS

TERMS AND CONDITIONS

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF INTERCREDITOR AGREEMENT

The security interests of the Bondholders (the “Second Priority Liens”)(1) will be subordinated to the security interests of the lenders under the First Lien Credit Facilities (the “First Priority Liens)(2) pursuant to an Intercreditor Agreement.  For simplification of presentation, the junior liens of the Bondholders are referred to herein as “Second” priority when in fact such liens may rank third or lower in priority. Set forth below is a summary of the anticipated principal terms of the Intercreditor Agreement.

Priority andSubordination:

The liens securing the obligations owed to the Bondholders under the respective indentures and related notes (“Second Lien Obligations”) shall be junior and subordinated in all respects to the liens securing the obligations under the First Lien Credit Facilities (“First Lien Obligations”).

The lenders under the First Lien Credit Facilities (the “First Priority Lienholders”) will have a block on the ability of the holders of the Second Priority Liens (the “Second Priority Lienholders”) to exercise lien-related remedies, subject to the provisions below.

The Collateral securing the Second Lien Obligations will be identical to the Collateral securing the First Lien Obligations.(3) Any additional collateral

(1)           The Bonds consist of $150 million of senior unsecured notes due 2013 (the “Senior Notes”), $250 million of senior subordinated notes due 2012 (the “2012 Subordinated Notes”) and $31.7 million of senior subordinated notes due 2014 (the “2014 Subordinated Notes”; together with the 2012 Subordinated Notes, the “Subordinated Notes”). For purposes of this Summary of Principal Terms and Conditions, the Second Priority Liens are described as one single class, it being understood that the Intercreditor Agreement will provide that the security interest of the holders of the Subordinated Notes (the “Subordinated Bondholders”) are further subordinated to the security interest of the holders of the Senior Notes (the “Senior Bondholders”) on the same terms as the Second Priority Liens are subordinated to the First Priority Liens. The Senior Bondholders will appoint a collateral agent (the “Senior Bondholders Collateral Agent”), and the Subordinated Bondholders will appoint a single collateral agent (the “Subordinated Bondholders Collateral Agent”; together with the Senior Bondholders Collateral Agent, the “Second Lien Collateral Agent”).

(2)           The First Lien Credit Facilities initially consist of a $150 million ABL facility, a $60 million synthetic letter of credit facility and a $445 million term loan facility. The collateral security for the First Lien Credit Facilities initially will include separate first lien/second lien arrangements with respect to portions of the Collateral. A single collateral agent (the “First Lien Collateral Agent”) will be appointed for the First Priority Lienholders.

(3)           The Collateral securing the Second Lien Obligations includes a pledge of Newco’s capital stock that will not be part of the Collateral securing the First Lien Obligations. Furthermore, the Collateral securing the Second Lien Obligations may be subject to an exception for the pledge of stock or other securities of any subsidiary (other than Newco and Metaldyne Company LLC) if the same would require the delivery of separate financial statements under Rule 3-16 of Regulation S-X.

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shall benefit the First Lien and Second Lien Obligations in accordance with their lien priorities. Any waivers, amendments or consents with respect to any provision of the collateral documents securing the First Lien Obligations shall be deemed to automatically apply to any applicable provisions of the collateral documents securing the Second Lien Obligations; provided no such waiver, amendment or consent shall (i) remove or release assets securing the Second Lien Obligations, except to the extent that there is a corresponding release of the liens securing the First Lien Obligations and (ii) be prejudicial to the interests of the holders of Second Lien Obligations to a materially greater extent than the holders of First Lien Obligations.

The First Priority Liens and the Second Priority Liens will be created under separate collateral documents; provided that the collateral documents for the Second Priority Lienholders will be identical in all material respects to the collateral documents for the First Priority Lienholders.

The subordination provisions for the Second Priority Liens will apply notwithstanding, among other things, any defect or deficiency in the creation, attachment or perfection of any First Priority Lien.

The Second Priority Lienholders will agree not to seek to make any Second Priority Lien pari passu with, or to obtain any preference or priority over, any First Priority Lien.

The Second Priority Lienholders will agree not to interfere with the exercise of remedies by the First Priority Lienholders, subject to any such exercise being in accordance with the Intercreditor Agreement.

The Second Priority Lienholders will not object to the amount, validity, priority or enforceability of the First Priority Lienholders’ claims or liens.

If any First Lien Obligations shall be paid and such payment or any part thereof is required to be returned or repaid, the subordination terms shall be reinstated with respect thereto until again fully paid in cash.

First Lien Obligations will include swap obligations and cash management obligations owed to any person (and its affiliates) which was a lender under the First Lien Obligations when such swap or cash management obligations are entered into.

The Second Lien Obligations will not be subordinated in right of payment to the First Lien Obligations solely by virtue of the Intercreditor Agreement (it being acknowledged that certain of the Second Lien Obligations are so subordinated), and the Second Priority Lienholders will be permitted, during the continuance of an event of default with respect to the Second Lien Obligations

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and subject to the terms of the Intercreditor Agreement, to exercise the rights of unsecured creditors and to retain any amounts obtained in respect of such obligations, except to the extent such amounts constitute Collateral for the First Lien Obligations or proceeds of such Collateral which shall be segregated, held in trust and turned over to the First Priority Lienholders.

Exercise of Remedies;Standstill:

The Second Priority Lienholders will be prohibited from foreclosing on or taking any other enforcement action or exercising any other right or remedy (including setoff) and shall not institute any action or proceeding with regards to the foregoing with respect to the Collateral while First Lien Obligations are outstanding, except:

•              for such actions as they deem necessary to continue the perfection of Second Priority Liens and to preserve Second Priority Liens, and

•              the Second Priority Lienholders may take enforcement action if an event of default with respect to Second Lien Obligations has occurred and is continuing and the Second Lien Collateral Agent has notified the First Lien Collateral Agent of its intention to exercise rights and remedies in respect of the Second Lien Obligations and the First Priority Lienholders have not commenced any enforcement action within 180 days of receipt of such notice (unless enforcement action would violate bankruptcy stay provisions); provided, however, that (i) the Second Lien Collateral Agent and Second Priority Lienholders may not exercise rights or remedies with respect to Collateral if, notwithstanding the expiration of such standstill period, the First Lien Collateral Agent has commenced and is diligently pursuing the exercise of its rights or remedies with respect to such Collateral (prompt notice of such exercise to be given to the Second Lien Collateral Agent) or if an insolvency proceeding in respect of any Loan Party has been commenced and the First Priority Lienholders are stayed from proceeding against Collateral and (ii) in no event shall such exercise on behalf of the Second Priority Lienholders affect the priority and other rights of the First Lien Collateral Agent set forth in the Intercreditor Agreement.

So long as any of the First Lien Obligations are outstanding, any proceeds of Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, or the value allocable to the Collateral, shall be applied by the First Lien Collateral Agent to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents. Upon the discharge of the First Lien Obligations (other than unasserted contingent obligations), the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent all remaining Collateral and proceeds of Collateral held by it to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Loan Documents.

The Second Priority Lienholders will not take or receive any Collateral or proceeds of Collateral and will agree to pay over to the First Priority Lienholders any Collateral or any proceeds of any Collateral that they may receive.

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Restrictions on Amendments:

The agreements governing the Second Lien Obligations will not be permitted to be amended in a manner adverse to the First Priority Lienholders.

The First Lien Obligations and the Second Lien Obligations may be amended, increased, extended, renewed, replaced or refinanced, with the increased, extended, renewed, replaced or refinanced obligations being entitled to the same benefits and subject to the same limitations provided for in the Intercreditor Agreement, in each case subject to the covenants in the documentation for the Second Lien Obligations and the documentation for the First Lien Obligations.

Release of Collateral:

In the event that the First Priority Lienholders release (a) a lien on all or any portion of the Collateral or (b) any Loan Party from obligations under the First Lien Credit Documentation (including the guaranties of the First Lien Obligations), in either case in connection with (i) the enforcement of the First Priority Lienholders’ rights and remedies in respect of the Collateral or (ii) any sale or other disposition of any Collateral in any bankruptcy proceeding or as permitted under the First Lien Credit Documentation, the comparable lien or obligation in respect of the Second Lien Obligations in any such Collateral shall be automatically released; provided that the proceeds from such Collateral shall be applied in accordance with the First Lien Documentation (as defined below) and the Second Lien Documentation (as defined below).

Bankruptcy:

Until the First Lien Obligations have been indefeasibly paid in full in cash and all commitments under the First Lien Credit Facilities have been terminated, the Second Priority Lienholders will agree, in connection with any bankruptcy proceeding, whether voluntary or involuntary:

•              not to seek relief from the automatic stay in respect of the Collateral or any lien thereon;

•              except as provided in the last point below, not to seek adequate protection without the consent of the First Priority Lienholders;

•              not to oppose or object to adequate protection sought by or granted to any First Priority Lienholder including, without limitation, in connection with the use of cash collateral or post-petition financing;

•              to consent to and not oppose the use of cash collateral if the use of such cash collateral is consented to or not objected to by holders of the First Lien Obligations or the First Lien Collateral Agent;

•              except as provided in the last point below, to consent to and not oppose any DIP financing by the First Priority Lienholders or others, including on a priming basis, that is consented to or not objected to by holders of the First Lien Obligations or the First Lien Collateral Agent;

•              not to object to asset sales in any bankruptcy proceeding, including under Section 363 of the Bankruptcy Code, supported by the First Priority Lienholders;

•              that the First Priority Lienholders and the Second Priority Lienholders shall vote as separate classes on any plan of reorganization;

•              that the Intercreditor Agreement shall remain in full force and

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effect; and

•              if the First Priority Lienholders are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and super-priority claims in connection with any DIP financing or use of cash collateral, then in connection with any such DIP financing or use of cash collateral, the Second Priority Lienholders may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the liens securing the First Lien Obligations and such DIP financing on the same basis as the other liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations, and (y) super-priority claims junior in all respects to the super-priority claims granted to the First Priority Lienholders, provided that any such claims need not be satisfied solely in cash.

Purchase Right:

In the event that payment of the First Lien Obligations is accelerated, the Second Priority Lienholders will have the option for a period of time not to exceed 20 days to purchase all of the First Lien Obligations then outstanding and unpaid (including, without limitation, any prepayment fees, if any, then due) in cash, without warranty, representation or recourse to the First Priority Lienholders, at par; provided that the Second Priority Lienholders shall also replace or cash collateralize any outstanding letters of credit in an amount equal to at least 105% of the aggregate stated amount thereof.

Second Lien Documentation:

In the event of any inconsistency between the provisions of the documentation for the First Lien Obligations (the “First Lien Documentation”), the provisions of the documentation for the Second Lien Obligations (the “Second Lien Documentation”) and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supercede the provisions of the First Lien Documentation and Second Lien Documentation, as the case may be. Any provision in the First Lien Documentation and Second Lien Documentation notwithstanding, (a) no Loan Party shall be required to act or refrain from acting in a manner that is inconsistent with the terms and conditions of the Intercreditor Agreement and (b) prior to the satisfaction and discharge in full of the First Lien Obligations, no Loan Party shall be required to act or refrain from acting with respect to the Collateral if compliance by such Loan Party with such requirement would result in a breach of or constitute a default under the First Lien Obligations.

Governing Law:	New York.

The foregoing is intended to summarize certain basic terms of the Intercreditor Agreement and is not intended to be a definitive list of all of the terms of the Intercreditor Agreement.

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EXHIBIT C

        The availability of the Credit Facilities, in addition to the conditions set forth in Exhibits A and B, shall be subject to the satisfaction (or waiver by the Agents) of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibits.

          (a)   Each Loan Party shall have executed and delivered TL/LC Facility Documentation and Revolving Facility Documentation consistent with the Term Sheets and Commitment Letter. The lenders under the Term Facilities, the lenders under the Synthetic L/C Facility and the lenders under the Revolving Facility shall have entered into an intercreditor agreement with the Bondholders consistent with Annex II to Exhibits A and B (with such changes as are necessary to implement the banks' position set forth in the Intercreditor Agreement Issues List dated as of November 27, 2006) or otherwise reasonably satisfactory to the Arrangers.

          (b)   MergerCo shall have received cash proceeds from Equity Contributions in an amount equal to at least $200.0 million.

          (c)   The Transaction shall be consummated concurrently with the initial funding of the Credit Facilities in accordance with the Amended and Restated Agreement and Plan of Merger dated as of November [27], 2006 (the "Transaction Agreement") among Asahi, Argon Acquisition Corp. and the Target without waiver or amendment of any material provisions thereof (other than any such waivers or amendments as are not, taken as a whole, materially adverse to the Lenders) unless consented to by the Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed. The Transactions shall have been consummated in a manner substantially consistent with the sources and uses shown on Annex A to the Commitment Letter. Any consents required to permit the Credit Facilities and consummate the Transaction shall have been obtained with respect to each of the 11% Subordinated Notes, the 10% Subordinated Notes and the Senior Notes. Except for (i) the 11% Subordinated Notes, (ii) the Senior Notes, (iii) the 10% Subordinated Notes, (iv) industrial revenue bonds, capital leases and other limited indebtedness in an aggregate amount not to exceed $12.0 million (or such other amount as may be reasonably acceptable to the Arrangers), substantially all of the existing indebtedness of the Target and its subsidiaries shall have been repaid.

          (d)   Any amendments to the existing credit facilities of Asahi required in connection with the consummation of the Transaction shall have been made on terms reasonably satisfactory to the Arrangers.

          (e)   The Lenders, the Agents and the Arrangers shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.

          (f)    The Arrangers shall have received (i) audited consolidated financial statements of the Target for the three most recent fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated financial statements of the Target for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above and at least 45 days prior to the Closing Date and unaudited consolidated financial statements for the same period of the prior fiscal year and (iii) within five days of becoming available to management, monthly financial data generated by the Target's internal accounting systems for use by senior management for each month ended at least 30 days after the latest fiscal quarter referred to in clause (ii) above.

          (g)   The Arrangers shall have received an unaudited pro forma consolidated balance sheet of the Borrower as at the date of the most recent consolidated balance sheet delivered pursuant to clause (ii) of the preceding paragraph, and a pro forma consolidated statement of operations for the four-quarter period ending on such date, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended ("Regulation S-X"), and such other adjustments as shall be reasonably agreed between the Borrower and the Arrangers (it being agreed that the Arrangers are reasonably satisfied with the Regulation S-X and other adjustments contained in the pro forma consolidated financial statements provided to the Arrangers prior to the date hereof).

          (h)   The pro forma ratio of Total Indebtedness (as defined below) of the Borrower and its consolidated subsidiaries to Consolidated EBITDA (as defined below) of the Borrower for the 12-month period ended on the date (the "Applicable Date") of the most recent available quarterly financial statements shall not exceed (i) 4.65 to 1.0, if the Applicable Date is October 1, 2006 and (ii) 4.90 to 1.0, if the Applicable Date is December 31, 2006, and the Borrower shall have provided reasonably satisfactory support for such calculation. As used herein, "Total Indebtedness" and "Consolidated EBITDA" shall have the meanings ascribed to such terms in the Borrower's existing credit agreement (with appropriate modifications to be agreed to reflect certain factual changes and provided that, if the Applicable Date is December 31, 2006, Total Indebtedness shall, for purposes of this clause (h), be calculated subtracting the aggregate amount of cash of the Borrower and its consolidated subsidiaries as of such date), and Consolidated EBITDA shall add back cash expenses paid on or prior to the Closing Date in connection with the Transaction to the extent subtracted in calculating Consolidated Net Income (as defined in the Target's existing credit agreement) and have such other adjustments as the Arrangers and the Borrower reasonably agree to reflect the pro forma financial condition of the Borrower.

          (i)    The Arrangers shall have received projections through 2013.

          (j)    All actions necessary (including obtaining lien searches) to establish that each Administrative Agent will have a perfected security interest in the collateral under the respective Credit Facility shall have been taken, or arrangements for perfection thereof reasonably acceptable to the applicable Administrative Agent shall have been made, and, in connection with real estate collateral, each Administrative Agent shall have received reasonably satisfactory title insurance policies, surveys and other customary documentation to the extent reasonably requested by it.

          (k)   Each Administrative Agent shall have received such customary legal opinions (including opinions (i) from counsel to the Borrower, (ii) if agreed by opining counsel, delivered pursuant to the Transaction Agreement, accompanied by reliance letters in favor of the Lenders and (iii) from such special and local counsel as may be reasonably required by such Administrative Agent), certificates (including customary closing certificates, good standing certificates, an insurance certificate and a chief financial officer's solvency certificate), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

          (l)    As a condition to the funding of the Revolving Facility, the Administrative Agent under the Revolving Facility shall have received and such Administrative Agent shall be reasonably satisfied with appraisals (including updates to existing appraisals to the extent required in such Administrative Agent's reasonable discretion) of certain inventory to be specified by such Administrative Agent from appraisers reasonably satisfactory to such Administrative Agent, it being understood that the appraisal by Hilco Appraisal, LLC dated June 6, 2006 is reasonably satisfactory to such Administrative Agent. The appraisers shall be engaged directly by such Administrative Agent and shall have no direct or indirect interest, financial or otherwise, in the property or transaction.

          (m)  As a condition to the funding of the Revolving Facility, the Administrative Agent under the Revolving Facility or its designee shall have conducted a reasonably satisfactory collateral examination (including updates to the existing collateral examination to the extent required in such Administrative Agent's reasonable discretion) of the accounts receivable and inventory of the Borrower and its subsidiaries and related working capital matters and financial information of the Borrower and its subsidiaries and of the related data processing and other systems, it being

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  understood that the collateral examination undertaken by FTI Consulting, Inc. prior to the date of the Commitment Letter is reasonably satisfactory to such Administrative Agent.

          (n)   The Administrative Agent under the Revolving Facility shall have received evidence reasonably satisfactory to it that pro forma Availability on the Closing Date shall not be less than (i) $65.0 million, if the Closing Date occurs on or prior to January 15, 2007 and (ii) an amount to be agreed, otherwise.

          (o)   The Administrative Agent under the Revolving Facility shall have received a Borrowing Base Certificate as of a date no more than five business days prior to the Closing Date with customary supporting documentation and supplemental reporting to be reasonably agreed upon between such Administrative Agent and the Borrower.

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QuickLinks

SOURCES AND USES TABLE
PROJECT ALLOY SENIOR SECURED TERM FACILITIES SENIOR SECURED SYNTHETIC LETTER OF CREDIT FACILITY Summary of Terms and Conditions
PROJECT ALLOY SENIOR SECURED REVOLVING FACILITY Summary of Terms and Conditions
INTEREST AND CERTAIN FEES